UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 28, 2022
Date of Report (Date of earliest event reported)
___________________________________
Redwire Corporation
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39733 (Commission File Number)	98-1550429 (I.R.S. Employer Identification Number)
8226 Philips Highway, Suite 101 Jacksonville, Florida 32256
(Address of principal executive offices and zip code)
(650) 701-7722
(Registrant's telephone number, including area code)
__________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RDW	New York Stock Exchange
Warrants, each to purchase one share of Common Stock	RDW WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Fifth Amendment to Credit Agreement
On October 28, 2022, Redwire Holdings, LLC, a Delaware limited liability company (the “Lead Borrower”), a wholly-owned subsidiary of Redwire Corporation, a Delaware corporation (the “Company”), and certain other subsidiaries of the Company party thereto, entered into a Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement (as amended, the “Credit Agreement”), dated as of October 28, 2020, among Redwire Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent”), the Lead Borrower, the other borrowers party thereto from time to time (together with the Lead Borrower, the “Borrowers”), the other guarantors party thereto from time to time (together with the Parent and the Borrowers, the “Loan Parties”), Adams Street Credit Advisors, LP, as the administrative agent and collateral agent and as the sole lead arranger and sole bookrunner and the lenders party thereto from time to time.

The Fifth Amendment (i) permitted investments by the Loan Parties in connection with Redwire Space Europe, LLC’s, a Delaware limited liability company (the “Purchaser”), acquisition of QinetiQ Space, NV, a public limited liability company (naamloze vennootschap / société anonyme), incorporated under the laws of Belgium (“Space NV”); (ii) removed references to the limited guarantee provided by AE Industrial Partners Fund II, LP (“AEI Fund II”) and certain of its affiliates (together with AEI Fund II, the “AEI Guarantors”) to the Loan Parties for the payment of outstanding term loans of up to $7.5 million in the aggregate, as the AEI Guarantors are no longer providing such limited guarantee; and (iii) other amendments related thereto.

As previously disclosed in the Registrant's Form 8-K filed on August 12, 2022, the Fourth Amendment ("Fourth Amendment") to the Credit Agreement suspended the requirement to comply with the maximum consolidated total net leverage ratio, commencing with the quarter ended June 30, 2022 through June 30, 2023, with such compliance resuming with the fiscal quarter ending September 30, 2023. Under the terms of the Fifth Amendment, the requirement to comply with the consolidated total net leverage ratio was further suspended through September 30, 2023, and such compliance resumes with the fiscal quarter ending December 31, 2023. Under the terms of the Fifth Amendment, the parties to the Fifth Amendment amended the financial covenant in the Credit Agreement to require that the Borrowers maintain a maximum total net leverage ratio of 7.50 to 1.00 from the fiscal quarter ending December 31, 2023 through the fiscal quarter ending September 30, 2024 and 6.50 to 1.00 from the fiscal quarter ending December 31, 2024 and thereafter. This amendment to the financial covenant is conditioned upon occurrence of the Company (or a Loan Party) receiving gross cash proceeds in exchange for the issuance and sale of the 2022 Equity-Linked Instrument (as defined in the Credit Agreement, as amended by the Fifth Amendment) in an aggregate amount of at least $80.0 million and if contributed to the Loan Parties. If such condition does not occur, the Borrowers must maintain a maximum total net leverage ratio of 6.50 to 1.00 commencing with the fiscal quarter ending September 30, 2023 and each fiscal quarter thereafter.

The Credit Agreement, as amended, contains certain customary representations and warranties, affirmative and other covenants and events of defaults, including among other things, payment defaults, breach of representations and warranties, and covenant defaults.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Investment Agreements
On October 28, 2022, the Company entered into (i) an investment agreement (the “AEI Investment Agreement”) with AEI Fund II and AE Industrial Partners Structured Solutions I, LP (“AEI Structured Solutions,” and together with AEI Fund II, “AEI”) and (ii) an investment agreement (the “Bain Investment Agreement,” and together with the AEI Investment Agreement, the “Investment Agreements”) with BCC Redwire Aggregator, LP (“Bain”). Pursuant to (i) the AEI Investment Agreement, the Company sold an aggregate of 40,000 shares (the “AEI Purchased Shares”) of the Convertible Preferred Stock to AEI, which included (x) 30,000 AEI Purchased Shares sold to AEI Fund II and (y) 10,000 AEI Purchased Shares sold to AEI Structured Solutions, for an aggregate purchase price of $40.0 million and (ii) the Bain Investment Agreement, the Company will sell 40,000 shares of the Convertible Preferred Stock (the “Bain Purchased Shares,” and together with the AEI Purchased Shares, the “Purchased Shares”) to Bain for a purchase price of $40.0 million. The closing of the purchase and sale to AEI occurred simultaneously with the signing of the AEI Investment Agreement on October 28, 2022. The closing of the purchase and sale to Bain is expected to occur on or before November 8, 2022 (the “Bain Closing”). The Bain Closing is conditioned upon satisfaction or waiver of certain customary closing conditions, including the representations and the warranties of the parties to the Bain Investment Agreement being true as of the Bain Closing, the receipt of the Requisite Stockholder Approval (as defined below), and the filing of the Certificate of Designation, which was filed with the state of Delaware on October 28, 2022. The Company obtained written consent from a majority of the stockholders of the Company on October 27, 2022, approving the sale of the Purchased Shares and the issuance of the Company common stock, par value $0.0001 (the “Common Stock”) underlying the Convertible Preferred Stock and other transactions in connection with the sale (the “Requisite Stockholder Approval”).

The Company will use the proceeds from the sale of the Purchased Shares to finance the Acquisition (as defined below) of Space NV by the Purchaser. In addition to financing the Acquisition, the Company intends to utilize the funds for certain corporate purposes, which may include (i) investing in current capabilities which the Company believes will assist in meeting customer demand and in expanding current Company offerings; (ii) expanding and diversifying the Company’s global infrastructure offerings; and (iii) increasing the total available liquidity of the Company.

At or around the time of the Bain Closing, AEI is expected to transfer 10,000 of the AEI Purchased Shares to Bain, which Bain will purchase from AEI for $10.0 million. After the transfer, Bain and AEI are expected to hold, in the aggregate, 80,000 shares of the Convertible Preferred Stock, with Bain holding 50,000 shares of Convertible Preferred Stock and AEI holding 30,000 shares of Convertible Preferred Stock.

The Investment Agreements contain customary representations, warranties and covenants of the Company and the Investors.

Bain Director and Nominees
Within 30 days following the Bain Closing, for so long as Bain has record and beneficial ownership of 50% of the Purchased Shares issued to it at the time of the Bain Closing, the Purchaser will have the right to designate one member to the Board of Directors of the Company (the “Bain Director”).

Restrictions on Transfer
Neither Bain nor AEI (together, the “Investors”) may transfer any of the Purchased Shares to any unaffiliated person for twelve (12) months following the closing date outlined in each of the Investment Agreements, except the Investors may transfer shares to another Investor. The Investor may also transfer Purchased Shares as detailed in the Investment Agreements, including (i) pursuant to an underwritten public offering, (ii) pursuant to a tender or exchange offer or merger, consolidation, recapitalization or other business combination, acquisition of assets or similar transaction involving the Company, or upon the occurrence of a Fundamental Change (as defined below); (iii) following commencement by the Company of voluntary or involuntary bankruptcy proceeding; (iv) sales in any securities market on which the Common Stock is then listed or admitted for trading, subject to certain exceptions, and (v) transfers to which the Board of Directors of the Company consents.

Preemptive Rights
In the case of each of the Investors, for so long as such Investor has record and beneficial ownership of 25% of the Purchased Shares issued to them upon closing as defined in its respective Investment Agreement, the Company must provide such Investor with written notice of any equity issuance, apart from certain excluded issuances, and must offer to sell the equity on its terms to such Investor in proportion to their ownership of the Convertible Preferred Stock and Common Stock issued upon conversion of Convertible Preferred Stock.

Related Party Transactions
Pursuant to the Investment Agreements, the Company cannot enter into related party transactions with its affiliates unless (a) the transaction is on terms as fair and reasonable as would be obtained in a comparable arm’s length transaction with a person that is not an affiliate, or related person with respect to, the Company and (B) the transaction is approved by the audit committee of the Company’s Board of disinterested directors of the Board, independent from such affiliate or related person.

Appointment Right
From and after the seventh anniversary of the closing date in each respective Investment Agreement, for so long as, in the case of each of the Investors, such Investor has record and beneficial ownership of 50% of the Purchased Shares issued to it upon closing as defined in its respective Investment Agreement, such Investor individually has the right to cause the Company to retain an investment banker to identify and advise the Company regarding opportunities for a company sale and participate on Company’s behalf in negotiations for, and to assist the Company in conducting, such company sale.

Standstill
For a period of twelve (12) months following the closing date in the applicable Investment Agreement, the Investors are subject to certain customary standstill restrictions, including prohibitions on (i) acquiring securities or assets of the Company, (ii) effecting a tender offer, merger or acquisition of the Company and (iii) soliciting proxies or seeking a director/management change in the Company. These standstill restrictions are subject to customary exceptions.

The foregoing description of the Investment Agreements does not purport to be complete and is qualified in its entirety by reference to (a) the AEI Investment Agreement and (b) the Bain Investment Agreement, which are filed as Exhibit 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement
On October 28, 2022, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company granted the Investors certain registration rights. Under the Registration Rights Agreement, the Company is required to use commercially reasonable efforts to register the sale of the Common Stock underlying the Purchased Shares.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Registration Rights Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Designation of Preferred Stock
Ranking and Dividend
The Convertible Preferred Stock ranks senior to the Common Stock with respect to dividends and distributions on liquidation, winding-up and dissolution. The Convertible Preferred Stock has an initial value of $1,000 per share (the “Initial Value”). Dividends on the Convertible Preferred Stock can be paid in either cash or in kind in the form of additional shares of Convertible Preferred Stock (such payment in kind, “PIK”), at the option of the Company, provided that, following the date that is seven years and six months after the date the Convertible Preferred Stock is initially issued, all dividends will be paid in cash. Holders of the Convertible Preferred Stock (the “Holders”) will be entitled to (i) a cumulative cash dividend, if the Company issues dividends in cash, at a rate of 13% per annum, provided that such rate shall be increased (a) if the Company fails to get the Requisite Stockholder Approval prior to April 15, 2023 (which such approval was obtained on October 27, 2022); (b) following the date that is seven years and six months after the date the Convertible Preferred Stock is initially issued; or (c) upon certain events of noncompliance, or (ii) a cumulative dividend, if the Company issues PIK dividends, at a rate of 15% per annum, which shall be increased upon certain events of noncompliance. Any PIK dividend rate above 15% per annum will be paid in cash.

Liquidation Preference
Upon a liquidation, dissolution or winding up of the Company, each share of Convertible Preferred Stock will be entitled to receive an amount in cash per share equal to the greater of (a) the greater of (i) two times the Initial Value and (ii) the sum of the Initial Value plus all accrued and unpaid dividends on such share of Convertible Preferred Stock (such sum, the “Accrued Value”) as of the date of such liquidation, dissolution or winding up and (b) the amount that a Holder of Convertible Preferred Stock would have received with respect to such share of Convertible Preferred Stock if all shares of Convertible Preferred Stock had been converted (regardless of whether they were actually converted and without regard to any limitations on convertibility or as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of Common Stock (the greater of (a) and (b), the “Liquidation Preference”).

Conversion
Each Holder will have the right, at its option, to convert its Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at an initial conversion price equal to $3.05 per share (the “Conversion Price”). The Conversion Price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events.

Voting
Each share of Convertible Preferred Stock is entitled to vote on an as-converted basis on any matter presented to the holders of Common Stock. AEI’s percentage of voting power does not include any shares of Convertible Preferred Stock that would, when converted into Common Stock, result in an issuance at a price below the minimum price described in the Certificate of Designation of an amount of shares of Common Stock up to 1% of the number of the total Common Stock outstanding as of the initial issue date of the Convertible Preferred Stock in accordance with Section 312.03(b)(i) of the NYSE Listing Company Manual.

As long as AEI and Bain continue to own a specified percentage of their originally issued shares of Convertible Preferred Stock, AEI and Bain will have consent rights over certain actions by the Company and its subsidiaries as set forth in the Certificate of Designation.

Mandatory Conversion
So long as certain liquidity conditions are met, the Convertible Preferred Stock will convert automatically to Common Stock if (i) the Company’s market capitalization exceeds $600.0 million for at least twenty (20) trading days during the preceding thirty (30) consecutive trading days, (ii) the Company’s trailing twelve (12) months’ Adjusted EBITDA (calculated in the same manner as the presentation of “Adjusted EBITDA” in the Company’s most recent earnings release filed with the SEC) exceeds $35.0 million, and (iii) the daily VWAP (as defined in the Certificate of Designation) of the Common Stock exceeds two (2) times the Conversion Price for at least twenty (20) trading days during the preceding thirty (30) consecutive trading days.

Fundamental Change
The Company will be deemed to have undergone a fundamental change (a “Fundamental Change”) if any of the following occurs: (a) a person other than AEI acquires more than 50% of the voting power of the Common Stock, (b) AEI acquires more than 70% of the voting power of the Common Stock, (c) any recapitalization, reclassification or change of the Common Stock; (d) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets, (e) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, or (f) the Common Stock ceases to be listed on either the NYSE, the

Nasdaq Global Select Market or The Nasdaq Global Market. Upon a Fundamental Change, the Holders shall be entitled to an amount of cash equal to the greater of (a) (i) 100% of the applicable Accrued Value as of the Fundamental Change repurchase date plus (ii) if prior to the 5 year anniversary of the date the Convertible Preferred Stock was initially issued, the aggregate amount of all dividends that would have been paid in respect of an outstanding share of such series of the Convertible Preferred Stock from the Fundamental Change repurchase date through the fifth anniversary of the initial issue date of the Convertible Preferred Stock and (b) the amount that such Holder would have received in such Fundamental Change with respect to such share of Convertible Preferred Stock if all shares of Convertible Preferred Stock had been converted (regardless of whether they were actually converted and without regard to any limitations on convertibility or as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of Common Stock on the business day immediately prior to the effective date of the relevant Fundamental Change. In certain circumstances described in the Certificate of Designation, a portion of the consideration for the Fundamental Change repurchase price may be able to be delivered in securities of the relevant acquirer.

The foregoing description of the Certificate of Designation of Convertible Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.
On October 31, 2022, the Purchaser completed its previously announced acquisition of Space NV, pursuant to the agreement (the “Purchase Agreement”) between the Purchaser, the companies details of which are set out in Part 1 of Schedule 1 of the Purchase Agreement (the “Vendors”) and AEI Fund II relating to the sale by the Vendors and purchase by the Purchaser of the whole of the issued share capital of Space NV, dated October 3, 2022.

Pursuant to the terms of the Purchase Agreement, the Purchaser acquired from the Vendors 871 issued fully paid up ordinary shares without designation of nominal value of Space NV (the “Space NV Shares”), which represents all of the issued share capital of Space NV (collectively, the “Acquisition”).

Upon the closing of the Acquisition, all issued and outstanding membership Space NV Shares were transferred to the Purchaser in exchange for €32.0 million, subject to certain post-closing adjustments related to acquired cash, assumed debt and working capital adjustments.

The description of the Purchase Agreement contained in this Item 2.01 is qualified in its entirety by the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Registrant’s Form 8‑K filed on October 3, 2022.

Item 3.02. Unregistered Sales of Equity Securities
As described in Item 1.01 above, pursuant to each Investor’s respective Investment Agreements, the Company has (i) sold 40,000 shares of Convertible Preferred Stock to AEI and (ii) agreed to sell to Bain 40,000 shares of Convertible Preferred Stock. The offer and sale of the shares of Convertible Preferred Stock through the Investment Agreements are being made in reliance an exemption from registration under the Securities Act pursuant to Section 4(a)(2) thereof. The shares of Common Stock issuable upon conversion of shares of the Convertible Preferred Stock will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act. The information in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.
The information contained in Item 1.01 of this Report is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information in Item 1.01 under the heading “Designation of Preferred Stock” above is incorporated into this Item 5.03 by reference.

Item 7.01. Regulation FD Disclosure.
On November 1, 2022, the Company issued a press release (the “Press Release”) announcing the Acquisition. A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Items 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing made by the

Company under the Securities Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 - Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description
3.1	Certificate of Designation of the Registrant related to the Convertible Preferred Stock.
10.1
Fifth Amendment to Credit Agreement, dated as of October 28, 2022, by and between Redwire Holdings, LLC, Redwire Intermediate Holdings, LLC, the other Borrowers party thereto, the other Guarantors party thereto, Adams Street Credit Advisors, LP, as Administrative Agent and as Collateral Agent and each lender party thereto.

10.2	Investment Agreement, dated as of October 28, 2022, by and between Redwire Corporation and AE Industrial Partners Fund II, LP and AE Industrial Partners Structured Solutions I, L.P.
10.3	Investment Agreement, dated as of October 28, 2022, by and between Redwire Corporation and BCC Redwire Aggregator, L.P.
10.4
Registration Rights Agreement, dated as of October 28, 2022, by and between Redwire Corporation and BCC Redwire Aggregator, L.P., AE Industrial Partners, Fund II LP and AE Industrial Partners Structured Solutions I, L.P.

99.1	Press Release dated November 1, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Redwire Corporation will furnish the omitted exhibits and schedules to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2022

Redwire Corporation

By:	/s/ Jonathan Baliff
Name:	Jonathan Baliff
Title:	Chief Financial Officer and Director